U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25





                           NOTIFCATION OF LATE FILING


                                                     SEC FILE NUMBER
                                                        0-24242

                                                      CUSIP NUMBER
                                                        744088106




(Check One):
[ ] Form 10-K and Form 10-KSB [ ]Form 20-F [ ]Form 11-K  [x ] Form 10-Q
    and Form 10-QSB
[ ] Form N-SAR

       For Period Ended: March 31, 1999
       [ ] Transition Report on Form 10-K
       [ ] Transition  Report on Form 20-F
       [ ] Transition  Report on Form 11-K
       [ ] Transition Report on Form 10-Q
       [ ] Transition Report on Form N-SAR


For the Transition Period Ended:________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________
________________________________________________________________________________


Part I - Registrant Information

         Full Name of Registrant
         Former Name if Applicable

Productivity Technologies Corp.
________________________________________________________________________________


         Address of Principal Executive Office (Street and Number)

509 Madison Avenue, New York, New York 10022
________________________________________________________________________________
               City, State and Zip Code


Part II - Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[x]      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


Part III - Narrative

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed with the prescribed period. (Attach Extra Sheets if Needed)

         The Company's report could not be timely filed due to (i) a change in legal counsel engaged to review the report on the Company's behalf; and (ii) delays in communicating necessary information to counsel due to a malfunction of e-mail systems.

Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification.

       Jesse Levine                (734)                      657-1010
--------------------------------------------------------------------------------
         (Name)                  Area Code)              (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                    [x ] Yes           [  ]No

(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    [  ] Yes           [x ]No

         It  so;  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                         Productivity Technologies Corp.
                ------------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 17, 1999         By: /s/ Jesse Levine
      -------------            ---------------------------------------
                                 Jesse Levine, Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorizing representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION: Intentional misstatement or omissions of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001).